[ZC STERLING Logo]
ZC Sterling Corporation
210 Interstate North Parkway Suite
400
Atlanta, GA 30339
Tel770.690.8400
Fax770.690.8240
http://www.zcsterling.com
Report on Assessment of Compliance with Securities and Exchange
Commission's Regulation AB Servicing Criteria
For the calendar year ending December 31 2007, or portion thereof (the "Period"), ZC Sterling Insurance
Agency, Inc. ("ZCSIA") has been a subcontractor for Servicers (also referred to as "Clients" within this report) identified in Appendix A and the Platform noted therein.

The undersigned Senior Vice Presidents of ZCSIA, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCSIA. ZCSIA has used the servicing criteria set forth in Item 1122 (d) (1) (iv), Item 1122
(d) (2) (vi), Item 1122 (d) (4) (xi), Item 1122 (d) (4) (xii), and Item 1122 (d) (4) (xiii) of the Securities and
Exchange Commission's Regulation AB servicing criteria, which are applicable to the activities performed by ZCSIA with respect to the Clients and the Platform covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB are not
applicable to the activities performed by ZCSIA with respect to the Clients and the Platform covered by this report. As a subcontractor for Servicer, ZCSIA has determined that it complied in all material respects with the servicing criteria listed below. ZCSIA enga ged Ernst & Young, LLP ("E&Y"), a registered public accounting firm, to review ZCSIA's assessment, and E&Y has issued an attestation report on ZCSIA's assessment of compliance with the applicable servicing criteria for the Period.
1.
ZCSIA maintained a fidel ity bond and errors & omissions policy in effect on ZCSIA throughout the reporting period in the amount of coverage required by the transaction agreements between the Servicer and ZCSIA (1122(d)(1)(iv)).
2.
To the extent that ZCSIA prints checks for Servicer or otherwise has Servicer's checks or check stock, unissued checks are safeguarded so as to prevent unauthorized access (1122(d)(2)(vi)).
3.
Payments made on behalf of Servicer's obligor for insurance premiums are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support hasbeen received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCSIA
(1122(d)(4)(xi)).
4.
Any late payment penalties in connection with any payment for insurance to be made on behalf of
Servicer's obligor are paid from the Servicer's funds or ZCSIA's funds and not charged to Servicer's obligor, unless the late payment was due to the obligor's error or omission (1122(d)(4)(xii)).
5.
File(s) provided to Servicer from which Servicer may make disbursements made on behalf of
Servicer's obligor are provided to Servicer on an accurate and timely basis and the information thereon is subject to such controls as are specified in the transaction agreements between Servicer and ZCSIA
(1122(d)(4)(xiii)).
Sincerely,
ZC STERLING INSURANCE AGENCY, INC.

B y :
/s/ Arthur J. Castner
Arthur J. Castner
Title: Senior Vice President - Hazard Operations
Date: February 15, 2008
B y : /s/ James P. Novak
James P. Novak
Title: Senior Vice President & General Counsel
Date: February 15, 2008
Appendix A
The following is a list of Clients serviced on the ZC Sterling Integrated Product Solution (ZIPS) Platform:
1.
Dovenmuehle Mortgage, Inc.
2.
HomeEq Servicing
3.
Option One Mortgage Corporation
4.
UBS Special Servicing Group
5.
Sun Trust Mortgage, Inc.
6.
Wachovia Mortgage FSB
7.
Wells Fargo Home Mortgage
8.
Marix Servicing. LLC.